PRESS RELEASE

CooperCompanies Announces Transfer of Stock
Exchange Listing to Nasdaq

SAN RAMON, Calif., September 12, 2023 — CooperCompanies (NYSE: COO), today announced that it will transfer the listing of its common stock from the New York Stock Exchange (“NYSE”) to the Nasdaq Stock Market (“Nasdaq”). Cooper expects to begin trading as a Nasdaq-listed company at market open on September 26, 2023, and will continue to trade under the symbol “COO.”

“We are excited to join many of the world’s largest and most innovative companies on Nasdaq,” said Al White, President and CEO of CooperCompanies. “This is an exciting move with our continued growth and innovation driving us forward as a global leader in the medical device sector.”

About CooperCompanies
CooperCompanies ("Cooper") is a global medical device company publicly traded on the NYSE (NYSE: COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, CA, Cooper has a workforce of more than 15,000 with products sold in over 130 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements
This press release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to the anticipated transfer of Cooper’s stock exchange listing and the benefits and timing of that transfer are forward-looking. To identify these statements look for words like "believes," "outlook," "probable," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Among the factors that could cause actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions including the impact of continuing uncertainty and instability of certain countries, man-made or natural disasters and pandemic conditions, that could adversely affect our global markets, and the potential adverse economic impact and related uncertainty caused by these items; uncertainties in contractual relationships and pending transactions; changes in legal and regulatory requirements; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022, as such disclosures may be updated in annual and quarterly filings. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Contact:
Kim Duncan
Vice President, Investor Relations and Risk Management
925-460-3663
ir@cooperco.com